Exhibit 99.1

FOR IMMEDIATE RELEASE

February 11, 2014

IBERIABANK Corporation contacts: John R. Davis, Senior Executive Vice President (337) 521-4005 jdavis@iberiabank.com Judi G. Lejeune, Public Relations Director (337) 280-0894 jlejeune@iberiabank.com	First Private Holdings, Inc. contact: Daryl Kirkham, President and Chief Executive Officer (972) 348-6101 DKirkham@firstprivatetx.com

IBERIABANK Corporation Announces Agreement to Acquire First Private Holdings, Inc.

•	Combination of two high-quality institutions

•	New commercial banking market for IBERIABANK

•	Significant growth opportunities expected from the combination

•	Accretive to tangible book value per share

•	Initially slightly dilutive to full diluted earnings per share

LAFAYETTE, LOUISIANA AND DALLAS, TEXAS — IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”), holding company of the 126-year-old IBERIABANK (www.iberiabank.com) and First Private Holdings, Inc. (“First Private”), holding company of Dallas, Texas-based First Private Bank of Texas (www.firstprivatetx.com) jointly announced today the signing of a definitive agreement for IBKC to acquire First Private via merger. The proposed merger of First Private with and into IBKC has been approved by the Board of Directors of each company and is expected to close in the second quarter of 2014. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of First Private’s shareholders.

Daryl Kirkham, President, and Chief Executive Officer of First Private, commented, “We are excited to join with an organization that shares our philosophical approach of conservative underwriting and exceptional client service. Our clients will continue to enjoy the benefits of local decision-making, while gaining access to an expanded product set that includes commercial banking, wealth management, and a wide variety of residential mortgage lending options. With this combination, our shareholders will also benefit from enhanced liquidity and dividend income.”

Daryl G. Byrd, President and Chief Executive Officer of IBKC, commented, “Daryl Kirkham and the Board of First Private have done a marvelous job successfully navigating the bank through a very challenging economic period. The breadth and depth of their banking experience and skill is evident in the feat of First Private reporting no loans past due 90 days or more, net charge-offs, or nonperforming loans since the bank’s inception in 2007. Those credit results are a testament to First Private’s exceptional underwriting, portfolio management, and leadership. We are delighted to partner with a team that can help us expand in the Dallas-Fort Worth Metroplex, as we did over the last three years in Houston.”

Under the terms of the merger agreement, shareholders of First Private will receive 0.27 shares of IBKC common stock for each share of First Private common stock outstanding, subject to certain market price adjustments provided for in the merger agreement. If the transaction closes at June 30, 2014, First Private would have an aggregate of approximately 3,747,000 shares, assuming the full exercise of then vested options and warrants outstanding. Any First Private stock options and warrants that remain outstanding immediately prior to closing, whether or not vested, will be cashed out at consummation of the merger.

Based on IBKC’s closing stock price on February 10, 2014 of $63.62, the transaction would have an aggregate estimated pro forma value of approximately $64 million, or $17.18 per First Private common share. Assuming full exercise of vested options and warrants, the aggregate transaction value equates to 1.64 times First Private’s adjusted book value and tangible book value at December 31, 2013, on a pro forma basis.

IBKC currently estimates annual pre-tax expense reductions associated with transaction will be approximately 7% of First Private’s annual expenses in 2013. Assuming the transaction is completed in the second quarter of 2014, the expense savings are estimated to be fully achieved by the first quarter of 2015. Estimated acquisition and conversion related costs are estimated to be approximately $5 million on a pre-tax basis. Assuming synergies are fully phased in and excluding acquisition and conversion related costs, the transaction is expected to be dilutive to IBKC’s 2015 fully diluted earnings per share (“EPS”) by approximately 1% and accretive to 2016 EPS by an amount in excess of 2%.

The transaction is expected to have little impact on IBKC’s capital ratios, and would be slightly accretive to tangible book value per share on a pro forma basis at December 31, 2013, excluding the estimated acquisition and conversion costs and slightly accretive on a pro forma basis at December 31, 2014, including those costs. The estimated internal rate of return for the transaction is expected to be greater than 20%, and, therefore, in excess of IBKC’s cost of capital.

About First Private Holdings, Inc.

First Private is the bank holding company for First Private Bank with two commercial bank branch offices in Dallas and Plano, Texas. At December 31, 2013, First Private had:

• Total Consolidated Assets	$357 Million

• Total Cash and Investment Securities	$98 Million

• Total Gross Loans	$257 Million (4.05% yield)

• Noninterest Bearing Deposits	$48 Million (15% of total deposits)

• Total Deposits	$318 Million (0.51% cost)

• FHLB Borrowings	$7 Million (2.18% cost; average 6.5-year life)

• Shareholders’ Equity	$33 Million ($39 million when fully exercised)

• Total Risk-Based Capital Ratio	15.33%

• Nonperforming Assets	None since inception

• Loans Past Due 90+ Days	None since inception

First Private had no brokered deposits and 34 full-time employees at December 31, 2013. For the year of 2013, First Private reported net income of $1.4 million. For the quarter ended December 31, 2013, First Private reported net income of $446,000 million, a 2.57% net interest margin, 0.69% cost of interest bearing deposits, and 0.73% cost of interest bearing liabilities.

About IBERIABANK Corporation

IBKC is a financial holding company with 267 combined offices, including 172 bank branch offices and four loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 21 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 61 locations in 12 states. IBERIABANK has eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

IBKC’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” IBKC’s market capitalization was approximately $1.9 billion, based on the NASDAQ Global Select Market closing stock price on February 10, 2014.

The following 13 investment firms currently provide equity research coverage on IBKC:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Merion Capital Group

•	Oppenheimer & Co., Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Additional Information

First Private received financial advice from Macquarie Capital and was advised by the law firm of Haynie Rake Repass & Lowry, P.C. IBKC was advised by the law firm of Jones Walker LLP.

IBKC has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on IBKC’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.” IBKC will host a conference call associated with this announcement on Tuesday, February 11, 2014, beginning at 10:00 a.m. Central Time by dialing 1-866-814-8483. The confirmation code for the call is 318845. A replay of the call will be available until midnight Central Time on February 18, 2014 by dialing 1-800-475-6701. The confirmation code for the replay is 318845.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger, the expected returns and other benefits of the proposed mergers with First Private and Teche Holding Company to shareholders, expected improvement in operating efficiency resulting from the proposed mergers, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the mergers on IBKC’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that: the proposed mergers will close when expected, the expected returns and other benefits of the proposed mergers to shareholders will be achieved, the expected operating efficiencies will result, estimated expense reductions resulting from the transactions will occur as and when expected, the impact on tangible book value will be recovered or as expected or that the effect on IBKC’s capital ratios will be as expected. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger transactions may not be timely completed, if at all; that prior to completion of the merger transactions or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger transactions; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in IBKC’s Form 10-K for the fiscal year ended December 31, 2012, and Form 10-Qs for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and other documents subsequently filed by IBKC with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither IBKC nor First Private undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, IBKC and First Private claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This communication is being made in respect of the proposed merger transaction involving IBKC and First Private. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, IBKC will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of First Private. IBKC also plans to file other documents with the SEC regarding the proposed merger transaction with First Private and the pending merger with Teche Holding Company. First Private will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about IBKC and First Private, will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from IBKC’s website (http://www.iberiabank.com), under the heading “Investor Information” and on First Private’s website, at http://www.firstprivatetx.com.

IBKC and First Private, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of First Private in respect of the proposed merger transaction. Information regarding the directors and executive officers of IBKC is set forth in the definitive proxy statement for IBKC’s 2013 annual meeting of shareholders, as filed with the SEC on April 12, 2013, and in Forms 3, 4 and 5 filed with the SEC by its officers and directors. Information regarding the directors and executive officers of First Private who may be deemed participants in the solicitation of the shareholders of First

Private in connection with the proposed transaction will be included in the proxy statement/prospectus for First Private’s special meeting of shareholders, which will be filed by IBKC with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.